Exhibit 5.3

Simpson Thacher & Bartlett LLP

425 LEXINGTON AVENUE NEW YORK, NY 10017-3954

TELEPHONE: +1-212-455-2000 FACSIMILE: +1-212-455-2502

Direct Dial Number	E-mail Address

February 25, 2020

GFL Environmental Holdings Inc.
100 New Park Place, Suite 500

Vaughan, Ontario, Canada L4K 0H9

Ladies and Gentlemen:

We have acted as U.S. counsel to GFL Environmental Holdings Inc., a corporation incorporated under the Business Corporations Act (Ontario) (“Holdings”), in connection with the Registration Statement on Form F-1 (File No. 333-232731) (as amended, the “Registration Statement”) filed by Holdings with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company (as defined below) of an aggregate of 14,000,000 tangible equity units (together with any additional tangible equity units that may be issued by the Company pursuant to Rule 462(b) (as prescribed by the Commission pursuant to the Act) in connection with the offering described in the Registration Statement, the “Units”), each initially consisting of (i) a prepaid stock purchase contract (each a “Purchase Contract,” and collectively, the “Purchase Contracts”) issued by the Company that shall be settled by the Company against delivery of a number of subordinate voting shares of the Company (the “Subordinate Voting Shares”) to be determined pursuant to the Purchase Contract Agreement (as defined below) and (ii) a senior amortizing note (each, an “Amortizing Note,” and collectively, the “Amortizing Notes”) issued by the Company. Holdings is the registrant whose name appears on the cover of the Registration Statement. Prior to the closing of the offering of the Units, Holdings will amalgamate (the “Amalgamation”) with its subsidiary, GFL Environmental Inc., a corporation incorporated under the Business Corporations Act (Ontario), and will continue as GFL Environmental Inc. (“GFL”). Upon the Amalgamation, GFL will become the registrant for purposes of the Registration Statement. For the purposes of this opinion, unless the context otherwise requires, references to the “Company” shall, prior to the Amalgamation, be deemed to be Holdings, and following the Amalgamation, be GFL.

We have examined the Registration Statement, a form of the Underwriting Agreement relating to the Units (the “Underwriting Agreement”), between the Company and the underwriters named therein, which has been filed with the Commission as an exhibit to the Registration Statement; a form of the Purchase Contract Agreement (the “Purchase Contract Agreement”), by and among the Company, U.S. Bank N.A., as purchase contract agent (the “Purchase Contract Agent”), U.S. Bank N.A., as attorney-in-fact for the holders of the Purchase Contracts from time to time (the “Holders”), U.S. Bank N.A., as U.S. Trustee (as defined below), and Computershare Trust Company of Canada, as Canadian Trustee (as defined below) under the Indenture (as defined below), which has been filed with the Commission as an exhibit to the Registration Statement; a form of the global certificate representing the Units; a form of the registered certificate representing the Purchase Contracts initially annexed to the Units; a form of the registered certificate representing the Amortizing Notes initially annexed to the Units; and a form of the Indenture (the “Base Indenture”), between the Company and U.S. Bank N.A., as U.S. trustee (the “U.S. Trustee”), which has been filed with the Commission as an exhibit to the Registration Statement, as supplemented by a form of the First Supplemental Indenture (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Company, the U.S. Trustee and Computershare Trust Company of Canada, as Canadian trustee (the “Canadian Trustee” and, together with the U.S. Trustee, the “Trustees”), which has been filed with the Commission as an exhibit to the Registration Statement.  In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.  We also have assumed that upon the due execution of the Indenture that the Indenture will be the valid and legally binding obligation of the Trustees, and that upon the due execution of the Purchase Contract Agreement that the Purchase Contract Agreement will be the valid and legally binding obligation of the Purchase Contract Agent and the Trustees.

In rendering the opinions set forth below, we have assumed further that (1) the Company is validly existing and in good standing under the law of the Province of Ontario and has duly authorized, executed, issued and delivered the Underwriting Agreement, the Purchase Contract Agreement, the Indenture, the Purchase Contracts, the Amortizing Notes and the Units, as applicable, in accordance with its organizational documents and the law of the Province of Ontario, (2) the execution, issuance, delivery and performance by the Company of the Underwriting Agreement, the Purchase Contract Agreement, the Indenture, the Purchase Contracts, the Amortizing Notes and the Units, as applicable, will not constitute a breach or violation of its organizational documents or violate the law of the Province of Ontario or any other jurisdiction (except that no such assumption is made with respect to the law of the State of New York) and (3) the execution, issuance, delivery and performance by the Company of the Underwriting Agreement, the Purchase Contract Agreement, the Indenture, the Purchase Contracts, the

Amortizing Notes and the Units, as applicable, will not constitute a breach or default under any agreement or instrument which is binding upon the Company.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, (i) when the Pricing Committee of the Board of Directors of the Company (the “Pricing Committee”) has taken all necessary corporate action to authorize and approve the final pricing terms and issuance of the Units, the Amortizing Notes and the Purchase Contracts and (ii) upon payment and delivery of the Units in accordance with the provisions of the Underwriting Agreement:

(1)                                 Assuming the due authentication of the Purchase Contracts by the Purchase Contract Agent and the due execution and delivery of the Purchase Contracts by the Purchase Contract Agent as attorney-in-fact for the Holders, the Purchase Contracts will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

(2)                                 Assuming due authentication of the Amortizing Notes by the U.S. Trustee, the Amortizing Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

(3)                                 Assuming the due authentication of the Units by the Purchase Contract Agent and the U.S. Trustee and the due execution and delivery of the Units by the Purchase Contract Agent as attorney-in-fact for the Holders, the Units will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinions set forth in paragraphs (1), (2) and (3) above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) to the effects of the possible application of foreign laws or foreign governmental or judicial action affecting creditors’ rights. In addition, we express no opinion as to the validity, legally binding effect or enforceability of (A) Section 1.06 of the Purchase Contract Agreement, (B) Section 1.10 of the Base Indenture and (C) Section 14.04 of the First Supplemental Indenture, in each case relating to the separability of provisions of the relevant document.

For purposes of our opinions set forth in paragraphs 1 and 3 above, we assume that any increase in the number of Subordinate Voting Shares deliverable upon settlement in connection with a Fundamental Change (as defined in the Purchase Contract Agreement) pursuant to the provisions of the Purchase Contract Agreement and any related provisions of the Units or Purchase Contracts represents reasonable compensation for the lost value of the Units or Purchase Contracts, as the case may be, as a result of the occurrence of a Fundamental Change.

We do not express any opinion herein concerning any law other than the law of the State of New York.

We hereby consent to the filing of this opinion letter as Exhibit 5.3 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP